Exhibit 99

KEYSPAN SEES POSITIVE OUTLOOK FOR HOUSTON EXPLORATION

Brooklyn and Hicksville, N.Y., February 9, 1999 -- The Houston Exploration Company (NYSE:THX), in which KeySpan Energy (NYSE:KSE) has a 64% share ownership, today reported a total net loss for fiscal 1998 of $72.7 million, including a non-cash charge of $84.5 million.

This after-tax charge results from the application of the full-cost "ceiling test" accounting method for The Houston Exploration Company as required by the Securities and Exchange Commission. Houston Exploration based its ceiling test determination on a wellhead gas price of $1.61 per mcf. KeySpan will consequently take an impairment charge of $54 million to earnings. Excluding the charge, Houston Exploration's net income was $11.8 million, or $7.6 million to the consolidated earnings of KeySpan for the 12 months ending December 1998.

"Houston Exploration continues to generate positive operating income in a low-pricing environment, demonstrating its ability to reduce unit costs, increase production and take advantage of its price-hedging strategy," said Robert B. Catell, Chairman and Chief Executive Officer of KeySpan Energy. "The carrying-value revision will significantly reduce the company's depreciation, depletion and amortization rate."

Houston Exploration also announced that it had increased its production by 22% during 1998, to 63 bcfe from 51.3 bcfe, and that its total net proved reserves increased 42%, to 480 bcfe from 337 bcfe a year ago.

"Even with the negative impact of the ceiling test impairment, we believe Houston Exploration, with its increased production and reserve base and low per-unit operating costs is well positioned for continued growth and good performance in the future," noted Mr. Catell.

KeySpan Energy's two principal operating subsidiaries, each doing business under the name Brooklyn Union, distribute natural gas to nearly 1.6 million customers in the New York City boroughs of Staten Island, Brooklyn, and Queens, and the Long Island counties of Nassau and Suffolk. Other KeySpan subsidiaries provide gas-marketing and energy services, including system installation and management, primarily in the greater New York metropolitan area; generate electricity primarily in Nassau and Suffolk Counties at five plants and 42 smaller facilities with an aggregate-rated generating capacity of 3,978 MW; and provide electric transmission-and-distribution operating services and customer-billing services to the Long Island Power Authority for its one- million electric customers. Through investments by subsidiaries, Keyspan also owns interests in domestic and international pipeline operations and international gas-distribution operations.

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